Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Michael J. McConnell, Vice President of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of (i) the activities of the Company during the prior fiscal year of the Company ended March 31, 2016 (the “Reporting Period”), and ii) the Company’s performance under the Agreement (as defined below), to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled in all material respects its obligations under the Agreement throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Section 3.05 of the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2003, as amended and supplemented from time to time, by and among the Company, as servicer, Nissan Wholesale Receivables Corporation II, as transferor, and Nissan Master Owner Trust Receivables, as issuer (the “Agreement”).

The undersigned hereby represents that he has read or has caused to be read such covenants or conditions and the related definitions relating to the foregoing and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion regarding whether or not such covenants or conditions have been met.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 15th day of June, 2016.

                        /s/  Michael J. McConnell
                        Michael J. McConnell
                        Vice President